EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to the Common Stock of General Dynamics Corporation beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

October 17, 2014	Longview Asset Management, LLC By: /s/ Aaron Rappaport Aaron Rappaport, Vice President and Chief Compliance Officer

/s/James A. Star James A. Star
/s/H. Debra Levin H. Debra Levin, as trustee of the Edward Memorial Trust